Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of October 20, 2014 (the “Effective Date”), by and between OSL Holdings, Inc., a Nevada corporation (“Purchaser”), Go Green Hydroponics Inc., a California corporation (the “Company”), and Jason Babadjov (“Executive”).

RECITALS

●	The Company is in the business of retail sales of cultivation and agricultural products and services as well as transacting with buyers in multiple channels (the “Business”) in North America, Canada and worldwide on the Internet (the “Territory”).

●	The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

●	Purchaser, Company and the Executive entered into that certain Stock Purchase Agreement of even date hereof pursuant to which, in part, Purchaser acquired Executives 50% stock interest in the Company

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01 Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the period beginning on the Effective Date of this Agreement (the “Commencement Date”) and ending on the first annual anniversary thereof on October 20, 2015 (the “Initial Term”). The Initial Term can be automatically renewed for up to two (2) successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless the Company sends notice to the other party, not more than 90 days and not less than 30 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. The parties understand and acknowledge that if Executive remains employed by the Company after the end of the last Renewal Term, then such employment shall be “at-will” unless this Agreement is extended, or different terms are established, by the parties in writing.

ARTICLE II

Duties

2.01(a) During the term of employment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote such working time as is required for the Company’s business and affairs and provide;

a.	day to day management of the business operations, inventory management and financials

b.	day to day management of staffing and schedules

c.	developing new sources of business;

d.	identifying and analyzing possible strategic alliances with companies similarly situated, and acquisitions;

e.	evaluation and analysis of the Company’s marketing plans and new products and services;

f.	review of the business plans for the Company, including the review of budgets and projections;

g.	evaluation of the Company’s competition in new and existing markets;

h.	analysis of information on a periodic basis concerning the financial performance of the Company and the markets in which it operates;

i.	advise Company with regard to sources of capital and assist Company in structuring and raising capital,

j.	identifying, evaluating, and negotiating the structure of the investments made by the Company, and

k.	such other aspects of the business of the Company as Executive and the Company may agree from time to time.

(ii) Serve as VP of Operations of the Company, reporting directly to the CEO; and

(iii) Perform the duties and services consistent with the title and function of such position, including without limitation, those, if any, set forth in the Bylaws of the Company or as specifically set forth from time to time by the Company’s Board of Directors (the “Board”).

(b) Notwithstanding anything contained herein to the contrary, the Executive has the right to engage in any business or activity outside of the Company that is non-competitive with the actual business of Company, even if such outside business or activity involves companies or individuals who have a current, former, or contemplated business relationship with the Company.

ARTICLE III

Base Compensation

3.01 Salary . The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000.00) per annum (the “Base”), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

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3.02 Guaranteed Bonus. As an inducement to Executive to sign this Agreement and commence employment with the Company on the terms set forth herein, the Company agrees to pay to Executive a guaranteed annual bonus during the Initial Term of Executive’s employment hereunder in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Guaranteed Bonus”), which shall be paid in twelve (12) equal monthly installments of $20,833.33 each on the monthly anniversary of the Effective Date of this Agreement commencing on November 20, 2014, and continuing on the 20th day of each of the next eleven (11) succeeding calendar months, provided that, at the election of the Company, the Company may pay such Guaranteed Bonus in equal periodic intervals over such 12-month period at the same time when the Company’s regular monthly payroll amounts are paid.

3.03 Profit Sharing . In addition to the Base Salary, Executive will retain his previous participation in the Company’s profit sharing program, including the profit allocation for 2014, provided that the EMPLOYMENT Agreement is still in effect on December 31, 2014.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical . Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company.

4.02 Vacation . Executive shall be entitled to two (2) weeks of vacation and five (5) paid personal days per year (such paid personal days and vacation time, the “PTO”), to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. If Executive accumulates fifteen (15) accrued and unused days of PTO, then Executive shall not accrue any additional PTO under the number of the accrued and unused days of PTO is less than fifteen (15) days.

4.03 Reimbursable Expenses . The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies and further provided that Executive receives prior approval for all individual expenditures in excess of $200.

4.04 Savings Plan . Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

ARTICLE V

Termination

5.01 General Provisions . Except as otherwise provided in this Article V, at such time as Executive’s employment is terminated by the Executive or the Company, any and all of the Company’s obligations under this Agreement shall terminate, other than the Company’s obligation to pay Executive, on the date of Executive’s termination of employment, the full amount of any unpaid Base and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, Confidential Information, as well as any computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

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5.02 Automatic Termination . This Agreement shall be automatically terminated upon the first to occur of the following (a) the expiration of this Agreement in accordance with Section 1.01 hereof, (b) the Company’s termination pursuant to section 5.03, (c) the Executive’s termination pursuant to section 5.04 or (d) the Executive’s death.

5.03 By the Company . This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability . Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean a physical or mental condition by reason of which it is reasonably likely that the Executive will be unable to perform his duties and responsibilities to the Company for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period. The determination of whether Executive is Disabled shall be made by a medical doctor who is licensed to practice medicine in the State of California and who is selected by the Company’s Board and who shall render his or her decision in a written instrument delivered concurrently to the Company’s Board and to Executive. The determination of such medical doctor shall be final and binding upon the Company and Executive.

(b) For Convenience . Commencing at any time after January 1, 2015, upon ninety (90) days’ written notice by the Company, for any reason or no reason.

(c) Cause . Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been reasonably cured within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

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(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii), provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under section (i) above;

(iv) a felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive); or

(v) Executive materially and repeatedly fails to perform his duties as an employee of the Company in breach of his obligations under this Agreement and fails to cure such failures within thirty (30) thirty days following the date on which the Company delivers to Executive a written notice describing in reasonable detail Executive’s purported failures and the provisions of this Agreement that Executive is alleged to thereby breach.

5.04 By the Executive . This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a) Change in Control . Upon a “Change in Control” (as defined herein) of the Company (unless Executive is not offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its shares shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of the shares of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

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(b) Constructive Termination . Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.04.

(c) Voluntary Termination . Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

5.05 Consequences of Termination . Upon any termination of Executive’s employment with the Company, except for a termination by the Company for Cause as provided in Section 5.03(c) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to: (a) any accrued and unpaid Base salary, payment of any accrued and unused PTO, and payment of two (2) additional weeks of additional Base pay (the “Severance”); (b) the issuance of any profit sharing up until date of termination, (c) retain the benefits set forth in Article IV for one (1) month, and (d) be entitled to receive payment of the remainder of the then-unpaid Guaranteed Bonus under Section 3.02, above, which remainder shall be paid (i) if the Company terminates Executive’s employment for convenience under Section 5.03(b), above, then in a lump sum upon termination, or (ii) if Executive’s employment is terminated for any other reason hereunder (regardless whether by reason of a termination by the Company for Cause, a resignation by Executive with or without Good Reason, or otherwise), then in equal monthly installments in the amount, and payable on the dates, when such remainder would have due and been payable under Section 3.02, above, if Executive had remained employed with the Company for the entire period over which such remaining Guaranteed Bonus would have been paid under Section 3.02, above. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq. , the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of his on-going obligations under this Agreement.

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5.06 Representations . Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI

Covenants

6.01 Competition/Solicitation .

(a) During the period in which Executive performs services for the Company, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i) Conduct or engage in, or be interested in or associated with, any person or entity anywhere within a 60-mile radius of the Company’s principal retail location (plus any such additional geographical markets to which the Company may have expanded during the course of Executive ’s employment) other than the Company and its affiliates which conducts or engages in the Business (plus any such additional product or service markets to which the Company may have expanded during the course of Executive ’s employment);

(ii) Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii) Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b) Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

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6.02 Confidential Information . Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03 Inventions . All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04 Non-Disparagement . For a period commencing on the date hereof and continuing indefinitely, (a) Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise, and (b) Company hereby covenants and agrees that it shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light Executive or his personal or business reputation, conduct, practices, financial condition or otherwise.

6.05 Blue Penciling . If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

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6.06 Remedies . Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

6.07 Guaranty. Purchaser hereby unconditionally guarantees the due, full, and punctual payment by the Company of all amounts coming due to Executive under this Agreement.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law; Miscellaneous

9.01 Governing Law . This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of California. Each party hereby consents to the jurisdiction of the courts of the State of California for all actions arising hereunder. Each of the parties further hereby (a) acknowledges that this Agreement has been negotiated, executed, and delivered in, and shall be performed in, Los Angeles County, California, and (b) irrevocably consents and agrees that the exclusive venue for any and all legal or equitable actions or proceedings arising under or in connection with this Agreement shall be the Superior Court in and for the County of Los Angeles and the United States Federal District Courts for the Central District of California. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such actions or proceedings, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such venue.

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9.02 Attorneys’ Fees . In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnification of Executive . The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04 Waiver . No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Unenforceability . The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts . This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. A copy of this Agreement that is executed by a party and delivered to the other party by facsimile or as an attachment (e.g., in “portable document format”) to an email shall be binding on the signatory party to the same extent as a copy hereof containing the signatory party’s original signature.

9.07 Section Headings . The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF , the parties have executed this Agreement as of the Effective Date first written above.

“Purchaser:”

OSL Holdings, Inc.:

By:	/s/ Robert Rothenberg
Name:	Robert Rothenberg
Title:	CEO

“Company:”

Go Green Hydroponics Inc.

By:	/s/ Jason Babadjov
Name:	Jason Babadjov
Title:	CEO

“Executive:”

By:	/s/ Jason Babadjov
Jason Babadjov

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